Integer.net
2595 Dallas Parkway, Suite 310
Dallas, TX 75034

Kirk Thor
Executive Vice President & Chief Human Resources Officer

April 16, 2019

Carter Houghton

Dear Carter:

On behalf of Integer Holdings Corporation (“Integer” or the “Company”), I am pleased to present you with this offer for the position of President of our Electrochem and Power Solutions product categories, reporting directly to the Company’s President & Chief Executive Officer. In that role, you will be a member of the Company’s Executive Leadership Team. All duties and responsibilities assigned to you by the Company shall be consistent with those of an executive at your level. Your primary place of employment will be the Company’s offices in Plano, Texas. “Effective Date‟ as used in this letter will be the agreed upon employment start date.

You agree to the best of your ability and experience that you will, at all times, loyally and conscientiously perform all of the duties and obligations required of the position, which shall be consistent with those customarily performed by a product category President, and abide fully with the Company’s Code of Ethics.

During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and that you will not, directly or indirectly, engage or participate in any personal, business, charitable or other enterprise that is competitive in any manner with the business of the Company, whether or not such activity is for compensation, without the Company’s prior written consent.

Compensation

Through compensation, benefits and annual and long-term incentive programs, Integer provides its Executives with significant opportunities on a reward for performance basis. The objective of these programs is to recognize and reward individual and Company performance.

Base Salary: As of the Effective Date, your base salary will be $350,000 per annum, earned and payable bi-weekly at a rate of $13,461.54. The Company will, in good faith, review your performance and salary on an annual basis beginning in 2020, and will consider appropriate increases in your salary, but will not decrease your salary, based on your performance and the successful achievement of agreed upon objectives. The Company’s performance year is consistent with its fiscal year.

Carter Houghton
April 16, 2019
Incentive Awards: As a member of the Executive Leadership Team, you are directly awarded for your individual performance and impact on the Company’s short- and long-term success.

Beginning on the Effective Date, you will be eligible to participate in the Company’s Short-Term Incentive (STI) plan (on a pro-rata basis for 2019 based on your Effective Date). The STI plan provides an award reflecting your grade level and your contributions. Your 2019 STI incentive will be 60% of your base salary, or $210,000, at target, pro-rated based on the Effective Date. Depending on the performance results achieved, you can earn up to 200% of the total target bonus. Any portion of the STI award earned in excess of target will be payable in cash.

Beginning in 2020, you will be eligible to participate in the Company’s Long-Term Incentive (LTI) Plan. Under the LTI plan, you have the opportunity for equity awards at significant levels. It is intended to reward performance that drives Integer in the achievement of its strategic and operating goals. Your 2020 LTI incentive will be $425,000 at target.

Special Equity Grants: We also are pleased to provide you with an equity grant having an aggregate value of $600,000 consisting of Restricted Stock Units that will vest in three equal annual installments beginning on the first anniversary of the Effective Date. The number of Restricted Stock Units you will receive will be determined by dividing the award value by the closing price per share of the Company’s common stock on the New York Stock Exchange on the close of business on the Effective Date.
In addition, we will also provide you with an equity grant having an aggregate value of $290,000 consisting of Restricted Stock Units, of which one-third of the equity grant will be time-based (“Time-Based RSUs”), one-third of the equity grant will be performance-based using cumulative organic sales growth (“Financial PSUs”), and one-third of the equity grant will be performance-based using relative total shareholder return (“TSR PSUs”). The Time-Based RSUs will vest in three equal annual installments beginning on the first anniversary of the Effective Date. The Financial PSUs will vest dependent upon Integer’s achievement of the cumulative organic sales growth target during the three-year performance period commencing with the 2019 fiscal year. The TSR PSUs will vest dependent upon Integer’s relative total shareholder return versus Integer’s peer group during the three-year performance period commencing with the 2019 fiscal year.

These awards will be documented through separate award agreements, which will be subject to approval by the Compensation & Organization Committee of the Board of Directors as soon as practicable.

Your annual merit increase, STI, and LTI awards will be granted in conjunction with the Company’s annual performance review process, which generally concludes within 3 months of the end of the Company’s fiscal year. The STI and LTI awards are determined each year by the Board of Directors based on an individual’s

Carter Houghton
April 16, 2019
role and performance. Your participation in both the STI and LTI plan is subject to the terms of the plans which the Company modifies from time to time in its discretion.

We recognize that you may potentially forfeit a cash bonus payment from your current employer to accelerate your start date. In the event that you do not receive said cash bonus payment, we will work with you to offset your loss by paying you an amount equal to the shortfall, if any, between an amount equal to 100% of your target bonus (not to exceed $253,500) and the actual amount of said bonus paid to you, if any, payable within thirty (30) days of the later of (i) the date that you are paid or scheduled to be paid said bonus from your current employer and (ii) the Company’s receipt of reasonable written documentation evidencing the target bonus and the amount paid to you by your current employer.

Other Benefits

You will be entitled to participate in the programs from time-to-time generally offered to Associates of the Company, which currently include medical, dental and vision coverage, a 401(k) plan, and other programs described in the attached benefit summary. You also will be entitled to participate in the additional programs offered to other Executive Officers of the Company. Those current benefits currently include the following:

Life Insurance: At the Company’s expense and subject to you meeting the underwriters’ insurability standards, term life insurance with a total face value of $1,000,000, with the death beneficiary designated by you.

Disability: Participation in the Executive long-term disability program currently providing a benefit equal to 60% of base salary and short-term incentive (short-term incentive is calculated using the average of payments from the last two years), subject to a monthly maximum payment of $18,000.
Executive Physical Examination: Consistent with our interest in you maintaining your personal health, eligibility for the key management Physical Examination Program.

Financial Planning Assistance: This benefit provides reimbursement of certain expenses incurred in connection with your personal financial and estate planning. The current maximum reimbursable amount is $5,000 in the first year of eligibility, and $2,500 per year thereafter.
Director and Officer Liability and Fiduciary Insurance: You will be covered by the Company’s Director and Officer Liability Insurance policies. In addition, you will be covered by the Company’s fiduciary liability insurance for any service related to employee benefit plans.

Carter Houghton
April 16, 2019
Homeowner Relocation: You will be eligible to participate in the Company’s homeowner’s relocation program, as described in the enclosed policy and summary. You will have until April 30, 2020 to relocate to the Company’s headquarter location in Plano, Texas.

All plans, policies and programs described in this section are subject to change at any time at the sole discretion of the Company.

Reimbursement of Expenses

You will be reimbursed for reasonable expenses that you may incur on behalf of and at the request of the Company in the performance of your responsibilities and duties, with the expectation that you will exercise reasonable and prudent expense control practices that are subject to audit by a designated representative of the Compensation and Organization Committee. Given that you may be required to attend evening events and/or dinners, the Company will reimburse you for related business travel, hotel and meal expenses.

Change of Control

If your employment is terminated following a Change of Control, as defined under the Change of Control Agreement to be entered into between you and the Company, the form of which is enclosed, the Company will provide you with the payments and benefits to which you are entitled under the terms of the Change of Control Agreement.

At-Will Employment

In accepting this new position with the Company, you certify that you understand and accept that your employment will be on an at-will basis, and that except as expressly set forth herein neither you nor any Company representative has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company will have the right to terminate your employment at any time, with or without cause or advance notice.

Termination of Employment

If at any time during your employment the Company terminates your employment for any reason other than Cause, you will, subject to the terms and conditions described in this paragraph, receive a severance benefit, payable in a single lump sum cash payment, that is equal to the sum of one year of your current

Carter Houghton
April 16, 2019
base salary at the time of your termination of employment and the amount the Company reasonably anticipates it would otherwise have contributed to the Company’s medical plan on your behalf for the 12 months following the date of termination, less applicable tax withholdings. As a condition of receipt of the severance benefit, you will be required to execute a Separation Agreement and Release satisfactory to the Company in its reasonable discretion within 45 days after the date of termination of your employment and not thereafter revoke the Separation Agreement and Release as permitted therein. If you timely provide an effective Separation Agreement and Release to the Company, the severance benefit will be paid on the 60th day following your termination of employment. Notwithstanding the foregoing, no severance benefit will be paid under this paragraph if a severance benefit is payable under the Change of Control Agreement.

If your employment is terminated for Cause (as hereinafter defined), you will not be eligible for the continuation of pay or benefits with the exception of accrued benefits. “Cause” means: (i) a material breach of this letter, (ii) gross negligence or willful misconduct in the performance of your duties, (iii) dishonesty to the Company, or (iv) the commission of a felony that results in a conviction of law.

Code Section 409A Compliance

It is intended that all terms and payments under this letter comply with and be administered in accordance with Section 409A of the Internal Revenue Code (the “Code”) so as not to subject you to payment of interest or any additional tax under Code Section 409A. All terms of this letter that are undefined or ambiguous will be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A. If payment or provision of any amount or benefit under this letter at the time specified would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit will be postponed, if possible, to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. The Company will, to the extent reasonably possible, amend this letter in order to comply with Code Section 409A and avoid the imposition of any interest or additional tax under Code Section 409A; provided, however, that no amendment is required if such amendment would change the amount payable by the Company under this letter.

Notwithstanding any other provision of the letter, if it is determined that you are a Specified Employee and that any amount or benefit payable under this letter (a) is subject to Code Section 409A and (b) is payable solely because you have incurred a separation from service, then the amount or benefit will not be paid (or begin to be paid) prior to the date that is six months after the date of your separation from service (or, if earlier, your date of death). Payment of any amount or benefit to which you would otherwise be entitled during the first six months following the date of your separation from service will be accumulated and paid on the day that is six months after the date of your separation from service. For purposes of this letter, a

Carter Houghton
April 16, 2019
“Specified Employee” is an individual who is determined to be a “specified employee” within the meaning of Code Section 409A.

Any reimbursement of expenses or in-kind benefits provided under this letter subject to, and not exempt from, Code Section 409A will be subject to the following additional rules: (i) any reimbursement of eligible expenses will be paid on or before the last day of the calendar year following the calendar year in which the expenses were incurred; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year will not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (iii) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit.

Status of Offer

This offer is contingent upon (1) the receipt of a negative result on your drug test, (2) the receipt of satisfactory results of a pre-employment background verification check, and (3) the acceptance of the Company’s Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement.  The federal government requires all employers to verify an employee’s eligibility to work in the United States.  Please bring documentation with you on your first day of employment to prove your work eligibility status.

Acceptance

By accepting the offer presented in this letter, you represent that you are not currently bound by any contractual provisions (including a non-compete clause or other similar restriction, signed or agreed to with respect to your employment by any present or former employer) that prevents, hinders or limits your ability to work for the Company or any of its subsidiaries in the manner set forth in this letter.

To the extent that you have any confidential or proprietary information of any former employer, you acknowledge that you will keep all such information confidential and will not disclose or make available, directly or indirectly, at any time, any such information to the Company or any of its subsidiaries, managers or employees.

To confirm your acceptance of this position, please sign this letter on the line below and return to my attention via email at kirk.thor@integer.net.

Carter, we are looking forward to having you join Integer as a member of the Executive Leadership Team.

Carter Houghton
April 16, 2019
Sincerely,

/s/ Kirk Thor
Kirk Thor
Executive Vice President & Chief Human Resources Officer

Understood, agreed and accepted:

/s/ Carter Houghton	April 18, 2019
Carter Houghton	Date

Enclosures:
•Change of Control Agreement
•Officer Indemnification Agreement
•Inventions, Non-Disclosure, Non-Competition and Non-Solicitation Agreement
•Integer Relocation Policy – Homeowner